FACTUAL DATA CORP.

                      1997 STOCK INCENTIVE PLAN, AS AMENDED

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                      1997 STOCK INCENTIVE PLAN, AS AMENDED
                                       OF
                               FACTUAL DATA CORP.

ARTICLE 1:        PURPOSE

            This 1997 Stock Incentive Plan, as amended, (the "Plan") is adopted by the Board of Directors of Factual Data Corp. (the "Corporation") this 1st day of February, 1998 in order that the interests of the Corporation may be advanced by enabling the Corporation to attract persons of training, experience and ability to continue as employees, directors and consultants of the Corporation, and to furnish additional incentive to such persons, upon whose initiative and efforts the successful conduct and development of the business of the Corporation largely depends, by encouraging such persons to become owners of the common stock of the Corporation.

ARTICLE 2:        ADMINISTRATION

      2.1 BOARD OF DIRECTORS: The Plan shall be administered by the Board of Directors of the Corporation or by a committee consisting of at least two or more non-employee directors (unless the context otherwise requires, the Board of Directors of the Corporation or committee thereof as provided herein shall be referred to herein as the "Board"). Acts of a majority of the Board, at which a quorum is present, or acts approved in writing by all of the members of the Board, shall be valid acts of the Board. The Board shall from time to time, in its discretion, determine by resolution the eligible persons, as defined in
Article 3, who shall be granted options or restricted stock, the amount of stock to be optioned or granted to each, the time (within the limitations prescribed in Article 6) when such options shall become exercisable and the conditions, if any, which must be met prior to exercise or the restricted stock becomes unrestricted.

      2.2 CONSTRUCTION: This interpretation and construction by the Board of any provisions of the Plan, or of any option or restricted stock granted under it, shall be final. No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan, option or restricted stock granted under it.

      2.3 INDEMNIFICATION: In addition to such other legal rights of indemnification as they may have as members of the Board, the members of the Board shall be indemnified by the Corporation to the full extent set forth in the Corporation's Articles of Incorporation and Bylaws in respect of the administration and construction of the Plan.

ARTICLE 3:        ELIGIBILITY FOR PARTICIPATION

            Options under the Plan may be granted to employees, directors and consultants of the Corporation ("eligible person"). Notwithstanding the foregoing, for purposes of the Plan, and the Plan only, no person shall be granted an option or restricted stock award under the Plan unless such person:

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            1.    is an employee, director or consultant of by the Corporation;
                  and

            2. shall have first been presented with financial statements for the most recent fiscal year, plus all quarterly financial reports of the Corporation since the most recent fiscal year.

            Options or restricted stock may be issued to the same person on more than one occasion.

ARTICLE 4:        STOCK SUBJECT TO THE PLAN

            The stock for which, options or restricted stock may be granted and which may be sold pursuant to the Plan shall not, subject to Article 7, exceed in the aggregate 1,000,000 shares of the Corporation's common stock. Such shares may be authorized and unissued shares or may be issued shares reacquired by the Corporation and referred to in the Corporation's Balance Sheet as "Treasury Stock." All shares for which an option or restricted stock award is granted under the Plan, which for any reason are not issued as a result of non-exercise of such option or fulfillment of the conditions and terms of a restricted stock award, shall be available for the granting of further options or restricted stock awards under the Plan.

ARTICLE 5:        RESTRICTED STOCK AWARDS

      5.1   GRANTS OF SHARES OF RESTRICTED STOCK: An award made pursuant to this
Article 5 shall be granted in the form of shares of common stock, restricted as provided in this Article 5 ("Restricted Stock"). Shares of Restricted Stock shall be issued to the eligible person upon the payment of consideration as determined by the Board. The shares of Restricted Stock shall be issued in the name of the eligible person and shall bear a restrictive legend prohibiting sale, transfer, pledge or hypothecation of the shares of Restricted Stock until the expiration of the restriction period.

            The Board may also impose such other restrictions and conditions on the shares of Restricted Stock as it deems appropriate, including but not limited to requiring the eligible person to keep the Restricted Stock certificates, duly endorsed, in the custody of the Corporation while the restrictions remain in effect.

      5.2 RESTRICTION PERIOD: At the time a Restricted Stock award is made, the Board may establish a restriction period applicable to such award which shall not be more than ten (10) years. Each Restricted Stock award may have a different restriction period, at the discretion of the Board. In addition to or in lieu of a restriction period, the Board may establish a performance goal which must be achieved as a condition to the retention of the Restricted Stock. The performance goal may be based on the attainment of specified types of performance measurement criteria, which may differ as to various eligible persons or classes or categories of eligible persons. Such criteria may include, without limitation, the attainment of certain performance levels by the eligible person, the Corporation, a department or division of the Corporation and/or a group or class of eligible persons. Any such performance goals, together with the ranges of Restricted Stock awards for which the eligible persons may be eligible shall be set from time to time by the Board and shall be timely communicated in writing to the eligible


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persons in advance of the commencement of the performance of services to which such performance goals relate.

      5.3 FORFEITURE OR PAYOUT OF AWARD: In the event an eligible person ceases to be an eligible person, director or consultant during a restriction period, or in the event performance goals attributable to a Restricted Stock award are not achieved, subject to the terms of each particular Restricted Stock award, a Restricted Stock award is subject to forfeiture of the shares of common stock which had not previously been removed from restriction under the terms of the award.

            Any shares of Restricted Stock which are forfeited will be transferred to the Corporation. Any consideration paid by the eligible person for the Restricted Stock shall be returned, without interest, to such eligible person upon forfeiture.

            Upon completion of the restriction period and satisfaction of any performance-goal criteria, all restrictions upon the award will expire and new certificates representing the award will be issued or released without the restrictive legend. As a condition precedent to receipt of the certificates, the eligible person (or the designated beneficiary or personal representative of the eligible person) will agree to make payment to the Corporation in the amount of any taxes, payable by the eligible person, which are required to be withheld with respect to such shares of common stock.

      5.4 RIGHTS AS A STOCKHOLDER: An eligible person shall have all voting, dividend, liquidation and other rights with respect to common stock in accordance with its terms received by him or her as a Restricted Stock award under this section upon his or her becoming the holder of record of such common stock; provided, however, that the eligible person's right to sell, encumber or otherwise transfer such common stock shall be subject to the restrictions set forth in the grant of the award and elsewhere in this Plan.

ARTICLE 6:        STOCK OPTIONS

      6.1 GRANT OF OPTION: One or more options may be granted to any eligible person. Upon the grant of an option to an eligible person, the Board shall specify whether the option is intended to constitute a non-qualified stock option or an incentive stock option; provided, however, that incentive stock options may only be issued to persons who are employees of the Corporation. An incentive stock option is an option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (or a successor provision thereto).

      6.2 STOCK OPTION AGREEMENT: Each option granted under the Plan shall be evidenced by a written stock option agreement between the Corporation and the eligible person containing such terms and conditions as the Board determines, including, without limitation, provisions to qualify Incentive Stock Options as such under Section 422 of the Code. Such agreements shall incorporate the provisions of this Plan by reference. The date of granting an option is the date specified in the written stock option agreement which is signed by the eligible person and the Corporation.

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      6.3   EXERCISE PRICE: The exercise price of the common stock offered to eligible persons under the Plan by grant of an incentive stock option to purchase common stock may not be less than the fair market value of the common stock at the date of grant; provided, however, that the exercise price shall not be less than 110% of the fair market value of the common stock on the date of grant in the event an optionee owns 10% or more of the common stock of the Corporation. The exercise price of the common stock offered to eligible persons under the plan by grant of a non-qualified stock option may be less than fair market value of the common stock at the date of grant.

      6.4 TERM OF OPTIONS: The terms of each option shall be no more than ten years from the date of grant as determined by the Board but shall be subject to earlier termination as subsequently provided; however, if an incentive stock option is granted to a person who, as of the date of grant, owns 10% or more of the Corporation's common stock, the term of the option shall be no more than five years.

      6.5 SCHEDULE FOR EXERCISE: Immediately after grant of an option, it may be exercised (subject to Sections 6.6 and 6.12) on terms and conditions as the Board shall so determine on the date of grant. The Board may limit an option by restricting its exercise in whole or in part for specified periods in its sole discretion.

      6.6   MANNER OF EXERCISE

            6.6.1 NOTICE TO THE CORPORATION: Each exercise of an option granted shall be made by the delivery by the optionee (or his legal representative, as the case may be) of written notice of such election to the Corporation, either in person or by certified mail to the Corporation's mailing address, stating the number of shares with respect to which the option is being exercised and specifying a date on which the shares will be taken and payment made therefor. Such date shall be at least 30 days after such notice is given.

            6.6.2 ISSUANCE OF STOCK: On the date specified in the notice of election, the Corporation shall deliver, or cause to be delivered, to the optionee (or his legal representative, as the case may be), stock certificates for the number of shares with respect to which the option is being exercised, against payment therefor. Delivery of the certificate(s) may be made at the office of the Corporation or at the office of a transfer agent appointed for the transfer of shares of the Corporation, as the Corporation shall determine. Shares shall be issued in the name of the optionee (or his legal representative, as the case may be). No shares shall be issued until full payment therefor shall have been made by cash or by certified check equal to the exercise price; provided however that the Board may adopt customary "cashless exercise" provisions if deemed appropriate. In the event of an failure on the date stated to pay for and accept delivery of the certificate(s) representing the full number of shares specified in the notice of election, the option shall become inoperative only as to those shares which are not paid for and accepted, but shall continue with respect to any remaining shares subject to the option as to which exercise has not yet been made.

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      6.7   PURCHASE OF INVESTMENT

            6.7.1 WRITTEN AGREEMENT BY EMPLOYEES: Unless a registration statement under the Securities Act of 1933 is then in effect with respect to the common stock an eligible person receives upon exercise of his or her option, an eligible person shall acquire the common stock he or she receives upon exercise of the option for investment and not for resale or distribution, and he or she shall furnish the Corporation with a written statement to that effect when exercising the option and a reference to such investment warranty shall be inscribed on the stock certificate(s).

            6.7.2 REGISTRATION REQUIREMENT: Each option shall be subject to the requirement that, if at any time the Board determines that the listing, registration or qualification of the common stock subject to the option upon any securities exchange or quotation system, or under any state or Federal law is necessary or desirable as a condition of, or in connection with, the issuance of the common stock thereunder, the option may not be exercised in whole or in part unless such listing, registration or qualification shall have been effected or obtained (and the same shall have been free of any conditions not acceptable to the Board).

      6.8 DATE OF GRANT: Each option granted under the Plan, unless otherwise specifically indicated, shall be granted as of the date of the Board's resolution conferring the option ("date of grant").

      6.9 ASSIGNMENT PROHIBITED: Any option granted under the Plan shall, by its terms, be exercisable during the lifetime of the optionee only by the optionee. It shall not be assigned, pledged or hypothecated in any way, shall not be subject to execution, and shall not be transferable by the optionee otherwise than by will or the laws of descent and distribution. With respect to any option granted hereunder, any attempt of assignment, transfer, pledge, hypothecation, or other disposition thereof which is contrary to the provisions of the Plan, and the levy of any attachment or similar proceedings thereon, shall be null and void.

      6.10  TERMINATION OF OPTIONEE

            6.10.1 TERMINATION OTHER THAN BY DEATH OR DISABILITY: If the relationship of an optionee as identified in his particular stock option agreement terminates for any reason other than death or total and permanent disability, any options granted to the optionee under the Plan which have not been exercised shall be canceled, except that such optionee may exercise, within three months after such termination of such relationship, an option granted to him or her to the extent the option was exercisable on the date of termination of such relationship. The Plan will not confer upon any optionee any right with respect to continuance of such relationship with the Corporation; nor will it interfere in any way with the Corporation's right to terminate such relationship at any time.

            6.10.2 TERMINATION BY DEATH OR DISABILITY: In the event of the death of an optionee, any option held by him at the time of his death shall be transferred as provided in his will or as determined by the laws of descent and distribution, and may be

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exercised by the estate of the optionee, or by any person who acquired such option by bequest or inheritance from the optionee, at any time or from time to time within three months after the date of death, to the extent the option was exercisable on such date. In the event that an optionee's employment or relationship with the Company is terminated due to disability (within the meaning of section 22(e)(3) of the Code), any option held by him may be exercised by him or his legal representative from time to time within 12 months after the date of termination to the extent the option was exercisable on such date. The date of disability shall be determined by the Board.

      6.11 RIGHTS AS A STOCKHOLDER: An optionee shall not by reason of any option granted pursuant to the Plan have any rights of a stockholder of the Corporation until the date of issuance of the stock certificate(s) to him in respect of exercise of an option granted hereunder.

      6.12 SPECIAL LIMITATIONS ON EXERCISE OF INCENTIVE STOCK OPTIONS: The aggregate fair market value (determined at the time the incentive stock option is granted) of the common stock with respect to which any incentive stock option is first exercisable during any calendar year shall not exceed $100,000.

ARTICLE 7:        CHANGES IN CAPITAL STRUCTURE

      7.1 STOCK DIVIDENDS AND SPLIT-UPS: If the Corporation shall, at any time prior to the termination date of the Plan, change its issued common stock into a greater number of shares of stock through a stock dividend or split-up of shares, the number of shares reserved for issuance under the Plan and the number of shares of stock deliverable with respect to each payment of the specified option price per share in connection with each exercise of an option after the record or effective date of such stock dividend or split-up of shares shall be proportionately increased and the price to be paid per share shall be decreased proportionately. Conversely, if the issued common stock of the Corporation shall, at any time within such period, be combined into a smaller number of shares of stock, the number of shares reserved for issuance under the Plan and the number of shares of stock deliverable with respect to each payment of the specified option price per share in connection with the exercise of an option after the record or effective date of such combination of shares shall be proportionately reduced and the price to be paid per share shall be increased proportionately. Notwithstanding any such proportionate increase or decrease, no fraction of a share of stock shall be issued on the exercise of an option.

      7.2 REORGANIZATION: If within the duration of an option there shall be a corporate merger consolidation, acquisition of assets, or other reorganization, and if such transaction shall affect the optioned stock, the optionee shall thereafter be entitled to receive upon exercise of his option those shares or securities that he would have received had the option been exercised prior to such transaction and the optionee had been a stockholder of the Corporation with respect to such shares. If such transaction shall affect a restricted stock award, all restrictions relating to the award will lapse and the common stock will become unrestricted.

      7.3 LIQUIDATION: Upon the complete liquidation of the Corporation, other than pursuant to a plan of reorganization or similar transaction of the nature specified in paragraph 7.2, any unexercised options granted under the Plan shall be canceled.

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ARTICLE 8:        GOVERNING LAW

            Options and restricted stock awards granted under the Plan shall be construed and shall take effect in accordance with the laws of the State of Colorado.

ARTICLE 9:        AMENDMENT

            The Board of Directors (but not a committee of the Board) may amend or discontinue the Plan at any time provided that no unexercised option or restricted stock award granted under the Plan may be altered or canceled, except in accordance with its terms, without the written consent of the eligible person to whom the option or restricted stock award has been granted.

ARTICLE 10:       TAX WITHHOLDING

            The Corporation shall have the right to deduct from an award pursuant to the Plan any federal, state or local taxes as it deems to be required by law to be withheld with respect to such award. In the case of awards paid in common stock, the eligible person or other person receiving such common stock may be required to pay to the Corporation the amount of any such taxes which the Corporation is required to withhold with respect to such common stock. At the request of an eligible person, or as required by law, such sums as may be required for the payment of any estimated or accrued income tax liability may be withheld and paid over to the governmental entity entitled to receive the same. The Board may from time to time establish procedures for withholding of common stock.

ARTICLE 11:       TERM OF THE PLAN

            No option or restricted stock award shall be granted hereunder after the expiration of ten years from the earlier of the date on which the Plan was adopted by the Board of Directors or the date it was approved by the stockholders of the Corporation.



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